ROMA FINANCIAL CORPORATION DECLARES QUARTERLY CASH DIVIDEND

ROBBINSVILLE, NJ – June 21, 2012 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s twenty-second consecutive quarterly cash dividend. A dividend of $.04 per share will be paid on or about July 18, 2012 to stockholders of record on July 3, 2012.

As a result of new regulations recently implemented by the Board of Governors of the Federal Reserve System (commonly referred to as “Regulation MM”), the Company is restricted in its ability to continue to pay dividends to its public stockholders unless it also pays dividends at the same rate on the 22,584,994 shares that Roma Financial Corporation, MHC owns, which represents 74.5% of the total outstanding shares of Roma Financial Corporation. This modification of banking regulations limits Roma Financial Corporation, MHC’s right to waive dividends without incurring significant expense associated with meeting all of the requirements for such waiver.   Roma Financial Corporation, MHC has elected not to incur such expenses at this time. Because of the increased number of shares that must receive the dividend payout, the Company has approved payment of this quarterly dividend at the reduced amount of $0.04 per share.  “Based on the closing price of the Company’s stock on June 20th of $8.73 per share, the declared quarterly dividend represents an annual yield of 1.8%,” noted Peter A. Inverso, President and Chief Executive Officer of the Company.  He further commented, “Although the Company’s Board of Directors has declared this cash dividend, Regulation MM will require the Board of Directors to re-evaluate the Company’s dividend policy on a quarterly basis.  As a result of such regulatory considerations, the Company can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.  We will continue to work with staff at the Federal Reserve to see if compliance with Regulation MM by Roma Financial Corporation, MHC may be done in a manner that will be less costly and cumbersome. ”

The payment and amount of future dividends will also continue to be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements”, he concluded.

Inverso added “This dividend, in conjunction with the previously announced stock repurchase program, reflects two initiatives of the Company to return value to its shareholders.”

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.